Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

Press Release
For Immediate Release Contact: Brian Witherow June 17, 2002 (419) 627-2173

CEDAR FAIR, L.P. DECLARES SECOND QUARTER CASH DISTRIBUTION
AND APPOINTS NEW INDEPENDENT ACCOUNTANTS

SANDUSKY, OHIO, June 17, 2002 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership that owns and operates six amusement parks and five water parks, has declared a regular quarterly cash distribution of $0.41 per unit, payable August 15, 2002, to holders of record July 3, 2002. This distribution continues the Partnership's annualized distribution rate of $1.64 per unit.

In addition, Richard L. Kinzel, president and chief executive officer, reported that the Board of Directors of Cedar Fair Management Company, the Partnership's general partner, has appointed PricewaterhouseCoopers LLP as the company's independent public accountants for 2002. The decision followed a thorough evaluation process by the Board's Audit Committee.

Prior to the selection of PricewaterhouseCoopers, Arthur Andersen LLP had served as the company's independent accountants for more than forty years. "We greatly appreciate the many years of excellent professional services provided by Arthur Andersen and their audit and tax personnel," said Kinzel. "We look forward to working with PricewaterhouseCoopers in the firm's new role as our independent accountants."

Cedar Fair's six amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

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